UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     December 5, 2008 (December 4, 2008)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, December 5, 2008, reporting results of its operations for the fiscal quarter and six-month period ended October 31, 2008. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.

Item 7.01.  Regulation FD Disclosure

On December 4, 2008, the Company issued a press release announcing that its Board of Directors has authorized the repurchase of up to $250 million of the Company's outstanding Class A and Class B common stock, subject to market conditions. Under this plan, the Company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions, in accordance with applicable federal securities laws. This share repurchase program may be modified, suspended, terminated or extended by the Company at any time without prior notice. A copy of the press release announcing the share repurchase program is attached as Exhibit 99.2 hereto.

The information contained in this Current Report on Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.


Item 9.01.  Financial Statements and Exhibits

 (a)  Not applicable.
 (b)  Not applicable.
 (c)  Exhibits
      99.1  Brown-Forman Corporation Press Release dated December 5, 2008.
      99.2  Brown-Forman Corporation Press Release dated December 4, 2008.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   December 5, 2008                   By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Associate
                                                General Counsel and Assistant
                                                Corporate Secretary



Exhibit Index

Exhibit
Number     Description

99.1 Press Release, dated December 5, 2008, issued by Brown-Forman Corporation, reporting results of operations for the fiscal quarter and six-month period ended October 31, 2008.

99.2 Press Release, dated December 4, 2008, issued by Brown-Forman Corporation, announcing share repurchase program.

                                                                 Exhibit 99.1


FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS 4% SECOND QUARTER OPERATING INCOME GROWTH IN CHALLENGING ECONOMIC ENVIRONMENT; EPS GROWTH OF 13%

Louisville, KY, December 5, 2008 - Brown-Forman Corporation reported that diluted earnings per share from continuing operations(1) increased 13% to $0.94 and operating income increased 4% to $222 million for its fiscal 2009 second quarter. For the first six months of the fiscal year, diluted earnings per share increased 5% to $1.52, while operating income decreased 2% to $362 million. Adjusting for items in Schedule A of this press release, underlying(2) operating income grew 5% for the second quarter and 4% for the first half of fiscal 2009.

Commenting on the first half, Paul Varga, chief executive officer said, "We are pleased with our results, particularly in the second quarter where we saw improvement during a challenging economic environment. We believe our first half performance is a testimony to the stability of our company, the strength and resiliency of our brands and people, and the quality of our cash flows and balance sheet."

Reported net sales for the six months ended October 31, 2008 were $1.7 billion, an increase of 6% when compared with the first half of last year. Adjusting for estimated changes in global trade inventories, the Australian ready-to-drink excise tax increase, discontinued agency relationships, and changes in foreign exchange rates, underlying net sales grew 5% versus the same prior year period. For the second quarter, reported net sales grew 5% and underlying net sales grew 6%.


--------

(1) All per share amounts have been adjusted to reflect the October 27, 2008 Class B common stock distribution. For every four shares of Class A or Class B common stock, one Class B share was issued. All financial and statistical information contained in this press release relates to the continuing operations of the company unless otherwise stated.
(2) Underlying growth represents the percentage growth in reported financial results in accordance with GAAP, adjusted for certain items.
    A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) growth for the quarter and the first six months of the fiscal year, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the notes to this press release.

 - The Jack Daniel's Family of Whiskey Brands, excluding the ready-to-drink products, increased both reported and constant currency(3) net sales in the mid-single digits for the first half of the fiscal year, primarily reflecting shipment growth. Global depletions(4) increased in the mid-single digits for the first six months of fiscal 2009 as gains in the U.S., Eastern Europe, Australia, and Latin America were partially offset by declines in some Western European markets, including Germany, the U.K., and Spain. Jack Daniel's Tennessee Whiskey reported net sales increased at mid-single digit rates and constant currency net sales grew at low single digit rates for the first half of fiscal 2009. Gentleman Jack's net sales grew at a strong double-digit rate on both a reported and a constant currency basis for the six month period.
 - Jack Daniel's & Cola reported and constant currency global net sales grew in the mid-single digits through October. While depletions increased slightly in the second quarter, they were down for the first half due to a substantial increase in ready-to-drink excise taxes in Australia that became effective in April 2008. Double-digit depletion gains in Germany partially offset losses in Australia.
 - Finlandia net sales increased by double digits on both a reported and a constant currency basis for the six month period, reflecting higher shipments and pricing gains. Global depletions grew in the high single digits, led by continued double-digit growth in Eastern Europe.
 - Southern Comfort net sales declined in the low single digits on a reported basis and in the mid-single digits on a constant currency basis during the first half of fiscal 2009. Depletion trends showed modest improvement during the second quarter, particularly in the U.S., where they increased in the low single digits.
 - Second quarter growth rates for the company's faster growing, super-premium brands remained strong but their growth rates slowed somewhat since the first quarter and last fiscal year. Reported and constant currency net sales for Sonoma-Cutrer, Bonterra, Woodford Reserve, and the Casa Herradura portfolio grew at double-digit rates for the six month period; reported and constant currency net sales grew in the high single digits for Chambord and in the mid-single digits for Tuaca.


--------

(3) Constant currency represents reported net sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
(4) Depletions are shipments from wholesaler distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

For the first six months of the year, reported gross profit declined 2%, while underlying gross profit increased 2% after adjusting for the non-cash agave inventory charge and foreign exchange rate movements. Underlying gross profit growth lagged underlying net sales trends, due in part to increased value-added packaging costs and higher grain and fuel costs when compared to the same period last year. For the second quarter, reported gross profit declined 1% and underlying gross profit increased 3%.

Reported advertising investments were flat for the first half of the year compared to the same period last year. Adjusting for spending behind discontinued agency brands last year and foreign exchange movements, underlying advertising investments increased 1% for the first six months of fiscal 2009. The company continued to reallocate spending to those brands, markets, and channels where it believes the consumer and trade are most responsive to the investments, which included increased spending for value-added packaging that is reflected in cost of goods. Selling, general, and administrative (SG&A) expenses decreased 2% when compared with the first half of last year as the company continued to benefit from cost savings initiatives. Adjusting for transition costs related to the fiscal 2007 Casa Herradura acquisition, SG&A decreased 1%.

Brown-Forman's balance sheet remained strong and the company continued to operate during the six month period with an "A2" rating from Moody's and an "A" rating from Standard & Poor's.

Share Repurchase Program

As announced yesterday, the company's Board of Directors has authorized the repurchase of up to $250 million of its outstanding Class A and Class B common shares over the next 12 months, subject to market conditions. Under this plan, the company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions in accordance with applicable federal securities laws.

Full-Year Outlook

Due to an estimated $0.12 per share net gain on the expected sale of Bolla and Fontana Candida, the company is increasing its fiscal 2009 full year earnings per share guidance to a range of $3.00 to $3.20, representing growth of 6% to 13% over prior-year earnings per share of $2.84. The guidance also includes the expectation of maintaining year-to-date trends for Jack Daniel's, Southern Comfort, and Finlandia. A weaker than anticipated consumer and trade environment, due to the current global economic conditions, could have a significant impact on the company's ability to maintain these trends. This outlook also incorporates expectations for continued tight management of discretionary operating expenses, a lower effective tax rate in the second half of the year as compared to the first half, and the assumption that today's stronger dollar relative to the company's major foreign currencies will continue for the balance of the year.

Brown-Forman  will host a  conference  call to discuss  the results at 9:30 a.m.
(EST) this morning. All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 9:30 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, through a link to "Investor Relations." For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 73923858. A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

In addition to the earnings release and conference call, Brown-Forman will also hold an analyst meeting starting at 1:00 p.m. on December 5 and a live audio Web cast of the company presentations and question and answer session with analysts will be available via www.brown-forman.com, through a link to Investor Relations/Events and Presentations. Copies of the slides presented at the analyst meeting will also be available via the Web site.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve, and Bonterra.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - continuation of the U.S. or global economic downturn or ongoing turmoil in world financial markets (and related credit and capital market instability and illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer and consumer credit problems, etc.);
 - pricing, marketing and other competitive activity focused against our major brands;
 - continued or further decline in consumer confidence or spending, whether related to U.S. and global economic conditions, war, natural disasters, terrorist attacks or other factors;
 - tax increases, changes in tax rules (e.g., LIFO treatment for inventory), tariff barriers and/or other restrictions affecting beverage alcohol, whether at the U.S. federal or state level or in other major markets around the world, and the unpredictability or suddenness with which they can occur;
 - limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or in our other major markets;
 - fluctuations in the U.S. Dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, Polish Zloty and the South African Rand;
 - reduced bar, restaurant, hotel and other on-premise business, including consumer shifts to discount stores and other price sensitive purchases and venues;
 - longer-term, a change in consumer preferences, societal attitudes or cultural trends that results in the reduced consumption of our premium spirits brands or our ready-to-drink products;
 - distribution arrangement changes in major markets that limit our ability to market or sell our products;
 - adverse impacts as a consequence of our acquisitions, acquisition strategies, integration of acquired businesses, or conforming them to the company's trade practice standards, financial controls environment and U.S. public company requirements;
 - price increases in energy or raw materials, such as grapes, grain, agave, wood, glass, and plastic;
 - changes in climate conditions, agricultural uncertainties, our suppliers' financial hardships or other supply limitations that adversely affect supply, price, availability, quality, or health of grapes, agave, grain, glass, closures or wood;
 - negative public media related to our company, brands, personnel, operations, business performance or prospects;
 - counterfeit production, tampering, or contamination of our products and any resulting negative effect on our sales, intellectual property rights, or brand equity;
 - adverse developments stemming from state or federal investigations of beverage alcohol industry marketing or trade practices of suppliers, distributors or retailers; and
 - impairment in the recorded value of inventory, fixed assets, goodwill or other acquired intangibles.

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                      Three Months Ended
                                          October 31,
                                      2007           2008         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $893.4         $934.7           5%
   Excise taxes                       177.8          196.8          11%
   Cost of sales                      245.6          271.2          10%
                                     ------         ------
      Gross profit                    470.0          466.7          (1%)

   Advertising expenses               112.6          110.0          (2%)
   Selling, general, and
    administrative expenses           146.7          139.9          (5%)
   Amortization expense                 1.3            1.3
   Other (income), net                 (3.2)          (6.2)
                                     ------         ------
      Operating income                212.6          221.7           4%

   Interest expense, net               12.2            7.9
                                     ------         ------
      Income before income taxes      200.4          213.8           7%

   Income taxes                        70.9           70.6
                                     ------         ------
      Net income                     $129.5         $143.2          11%
                                     ======         ======
   Earnings per share:
      Basic                            0.84           0.95          13%
      Diluted                          0.83           0.94          13%


DISCONTINUED OPERATIONS
   Net loss                           $(0.1)         $  --

   Loss per share:
      Basic                              --             --
      Diluted                            --             --


TOTAL COMPANY
   Net income                        $129.4         $143.2          11%

   Earnings per share:
      Basic                            0.84           0.95          13%
      Diluted                          0.83           0.94          13%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                       Six Months Ended
                                          October 31,
                                      2007           2008         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $1,632.5       $1,724.7           6%
   Excise taxes                       329.8          373.0          13%
   Cost of sales                      441.7          504.2          14%
                                     ------         ------
      Gross profit                    861.0          847.5          (2%)

   Advertising expenses               206.5          207.0           0%
   Selling, general, and
    administrative expenses           289.7          284.2          (2%)
   Amortization expense                 2.6            2.6
   Other (income), net                 (5.9)          (8.6)
                                     ------         ------
      Operating income                368.1          362.3          (2%)

   Interest expense, net               23.4           15.4
                                     ------         ------
      Income before income taxes      344.7          346.9           1%

   Income taxes                       119.9          115.5
                                     ------         ------
      Net income                     $224.8         $231.4           3%
                                     ======         ======
   Earnings per share:
      Basic                            1.46           1.54           5%
      Diluted                          1.44           1.52           5%


DISCONTINUED OPERATIONS
   Net loss                           $(0.2)         $  --

   Loss per share:
      Basic                              --             --
      Diluted                            --             --


TOTAL COMPANY
   Net income                        $224.6         $231.4           3%

   Earnings per share:
      Basic                            1.46           1.54           5%
      Diluted                          1.44           1.52           6%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                April 30,         October 31,
                                                  2008               2008
                                                 -------            -------
Assets:
Cash and cash equivalents                        $118.9              $326.8
Accounts receivable, net                          453.2               534.4
Inventories                                       684.5               683.0
Other current assets                              199.4               228.8
                                                -------             -------
     Total current assets                       1,456.0             1,773.0

Property, plant, and equipment, net               501.4               486.1
Goodwill                                          688.0               671.7
Other intangible assets                           698.8               687.6
Prepaid pension cost                               22.8                25.7
Other assets                                       38.0                36.5
                                                -------             -------
     Total assets                              $3,405.0            $3,680.6
                                                =======             =======

Liabilities:
Accounts payable and accrued expenses            $379.7              $370.9
Accrued income taxes                               14.7                 8.3
Short-term borrowings                             585.3               783.9
Current portion of long-term debt                   4.3                 3.2
                                                -------             -------
     Total current liabilities                    984.0             1,166.3

Long-term debt                                    417.0               412.3
Deferred income taxes                              88.8               105.6
Accrued postretirement benefits                   121.2               117.9
Other liabilities                                  68.8                66.3
                                                -------             -------
     Total liabilities                          1,679.8             1,868.4

Stockholders' equity                            1,725.2             1,812.2
                                                -------             -------

Total liabilities and stockholders' equity     $3,405.0            $3,680.6
                                                =======             =======

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                         Six Months Ended
                                                            October 31,
                                                      2007              2008
                                                     ------            ------
Cash provided by operating activities                $198.0            $116.2

Cash flows from investing activities:
   Acquisition of brand names and trademarks          (12.0)               --
   Sale of short-term investments                      85.6                --
   Additions to property, plant, and equipment        (24.2)            (26.3)
   Other                                               (1.4)             (1.9)
                                                     ------            ------
         Cash provided by (used for)
          investing activities                         48.0             (28.2)

Cash flows from financing activities:
   Net (repayment) issuance of debt                   (61.3)            218.2
   Acquisition of treasury stock                      (22.6)             (0.3)
   Special distribution to stockholders              (203.7)               --
   Dividends paid                                     (74.7)            (82.2)
   Other                                               20.3              (0.8)
                                                     ------            ------
         Cash used for financing activities          (342.0)            134.9

Effect of exchange rate changes
 on cash and cash equivalents                           5.9             (15.0)
                                                     ------            ------

Net (decrease) increase in
 cash and cash equivalents                            (90.1)            207.9

Cash and cash equivalents, beginning of period        282.8             118.9
                                                     ------            ------
Cash and cash equivalents, end of period             $192.7            $326.8
                                                     ======            ======


                                     (more)

                            Brown-Forman Corporation
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            October 31,
                                                    2007                  2008
                                                   ------                ------

Gross margin                                        52.6%                 49.9%
Operating margin                                    23.8%                 23.7%

Effective tax rate                                  35.4%                 33.0%

Cash dividends paid per common share               $0.242                $0.272

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        154,138               150,661
   - Diluted                                      155,668               151,828



                                                         Six Months Ended
                                                            October 31,
                                                    2007                  2008
                                                   ------                ------

Gross margin                                        52.7%                 49.1%
Operating margin                                    22.5%                 21.0%

Effective tax rate                                  34.8%                 33.3%

Cash dividends paid per common share               $0.484                $0.544

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        154,068               150,630
   - Diluted                                      155,594               151,880



These figures have been prepared in accordance with the company's customary accounting practices.

                                   Schedule A

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)

                                                    Three Months Ended       Six Months Ended
                                                     October 31, 2008        October 31, 2008

REPORTED NET SALES GROWTH                                   5%                       6%
Estimated net change in trade inventories                  (2%)                     (1%)
Australian excise tax                                      (1%)                     (1%)
Net sales from agency brands                                1%                       1%
Impact of foreign currencies                                3%                        -
                                                          -----                    -----
UNDERLYING NET SALES GROWTH                                 6%                       5%
                                                          =====                    =====

REPORTED GROSS PROFIT GROWTH                               (1%)                     (2%)
Estimated net change in trade inventories                  (2%)                       -
Non-cash agave charge                                        -                       3%
Gross profit from agency brands                             1%                        -
Impact of foreign currencies                                5%                       1%
                                                          -----                    -----
UNDERLYING GROSS PROFIT GROWTH                              3%                       2%
                                                          =====                    =====

REPORTED ADVERTISING GROWTH                                (2%)                       -
Advertising from agency brands                              1%                       2%
Impact of foreign currencies                                2%                      (1%)
                                                          -----                    -----
UNDERLYING ADVERTISING GROWTH                               1%                       1%
                                                          =====                    =====

REPORTED SG&A GROWTH                                       (5%)                     (2%)
Impact of foreign currencies                                1%                        -
SG&A from acquisitions                                      2%                       1%
                                                          -----                    -----
UNDERLYING SG&A GROWTH                                     (2%)                     (1%)
                                                          =====                    =====

REPORTED OPERATING INCOME GROWTH                            4%                      (2%)
Estimated net change in trade inventories                  (3%)                     (1%)
Transition expenses from acquisitions                      (2%)                     (1%)
Operating income from agency brands                         1%                       1%
Impact of foreign currencies                                5%                       1%
Non-cash agave charge                                        -                       6%
                                                          -----                    -----
UNDERLYING OPERATING INCOME GROWTH                          5%                       4%
                                                          =====                    =====

Notes:

Estimated net change in trade inventories - Refers to the estimated financial impact of changes in wholesale trade inventories for the company's brands. We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. Based on the estimated depletions and the fluctuations in trade inventory levels, we then adjust the percentage variances from prior to current periods for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of wholesale inventories.

Australian excise tax - Refers to the impact of the 70% increase in excise tax of ready-to-drink products in Australia, implemented on April 27, 2008. Since net sales are recorded including excise tax, we believe it is important to make this adjustment to better understand our underlying sales trends.

Agency brands - Refers to the impact of certain agency brands distributed in various geographies, primarily Appleton, Amarula, Durbanville Hills, and Red Bull, which exited Brown-Forman's portfolio during fiscal 2008.

Impact of foreign currencies - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Non-cash agave charge - Refers to an abnormal number of agave plants identified during the first quarter as dead or dying. Although agricultural uncertainties are inherent in our tequila or any other business including the growth and harvesting of raw materials, we believe that the magnitude of this item distorts the underlying trends of our business. Therefore, we believe that excluding this non-cash charge allows for a better understanding of operating income growth trends.

Acquisitions - Refers to transition related expenses from the acquisition of the Casa Herradura brands in January 2007, thus making comparisons difficult to understand. We believe that excluding transition expenses related to the acquisition provides helpful information in forecasting and planning the growth expectations of the company.

The company cautions that non-GAAP measures may be considered in addition to, but not as a substitute for, the company's reported GAAP results.

                                                                 Exhibit 99.2


FOR IMMEDIATE RELEASE

BROWN-FORMAN ANNOUNCES $250 MILLION SHARE REPURCHASE PLAN

Louisville, KY, December 4, 2008 - Brown-Forman Corporation (NYSE: BFB, BFA) announced that its Board of Directors has authorized the repurchase of up to $250 million of its outstanding Class A and Class B common shares over the next 12 months, subject to market conditions. Under this plan, the company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions in accordance with applicable federal securities laws. This share repurchase program may be modified, suspended, terminated or extended by the company at any time without prior notice.

The company plans to discuss this and its second quarter results during its previously announced conference call scheduled for 9:30am (EDT) tomorrow.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia , Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve and Bonterra.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - continuation of the U.S. or global economic downturn or ongoing turmoil in world financial markets and related credit and capital market instability and illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer and consumer credit problems, etc.;
 - pricing, marketing and other competitive activity focused against our major brands;
 - continued or further decline in consumer confidence or spending, whether related to U.S. and global economic conditions, war, natural disasters, terrorist attacks or other factors;
 - tax increases, changes in tax rules or rates (e.g., LIFO treatment for inventory), tariff barriers, and/or other restrictions affecting beverage alcohol, whether at the U.S. federal or state level or in other major markets around the world, and the unpredictability or suddenness with which they can occur;
 - limitations and restrictions on distribution and marketing of our products, including advertising and promotion, from stricter governmental policies in the U.S. or our other major markets;
 - fluctuations in the U.S. Dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, Polish Zloty and the South African Rand;
 - reduced bar, restaurant, hotel and other on-premise business, including consumer shifts to discount stores and other price sensitive purchases and venues;
 - changes in consumer preferences, societal attitudes or cultural trends that result in the reduced consumption of our premium spirits brands or our ready-to-drink products;
 - changes in distribution or agency arrangements in major markets that temporarily disrupt our business, reduce our sales, limit our ability to market or sell our products, or entail exit costs;
 - adverse impacts as a consequence of our acquisitions, acquisition strategies, integration of acquired businesses, or conforming them to the company's trade practice standards, financial controls environment and U.S. public company requirements;
 - price increases in energy or raw materials, such as grapes, grain, agave, wood, glass, and plastic;
 - changes in climate conditions, agricultural uncertainties, our suppliers' financial hardships or other supply limitations that adversely affect supply, price, availability, quality, or health of grapes, agave, grain, glass, closures or wood;
 - negative media related to our company, brands, personnel, shareholders, operations, business performance or prospects;
 - counterfeit production, tampering, or contamination of our products and any resulting negative effect on our sales, intellectual property rights, or brand equity;
 - adverse developments stemming from state or federal investigations of beverage alcohol industry marketing or trade practices of suppliers, distributors or retailers; and
 - impairment in the recorded value of inventory, fixed assets, goodwill or other acquired intangibles.